EXHIBIT 99.1
Jan. 5, 2006
DTE Energy posts summary of Detroit Edison
rate restructuring order
     DETROIT — DTE Energy (NYSE:DTE) today posted to its website a summary of the Michigan Public Service Commission’s (MPSC) rate restructuring order for Detroit Edison.
     The summary, which can be found at www.dteenergy.com/investors/update.html, provides details of the MPSC’s Dec. 22, 2005, order which addressed Detroit Edison’s rate subsidization issue.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
     This news release contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements section in DTE Energy’s and Detroit Edison’s 2004 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.
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Scott Simons	Lorie N. Kessler
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